As filed with the Securities and Exchange Commission on December 23, 2021

Registration Nos. 333-257026, 333-255897, 333-225996, 333-205187, 333-182862, 333-144197, 333-144196, 333-141508, 333-126576, 333-126571, 333-115639, 333-115638, 333-112514, 333-107778, 333-105059, 333-104533, 333-104532, 333- 96663, 333-74890, 333-62604, 333-61822, 333-55068, 333-31294, 333-90323, 333-06511, 333-06507, 333-06505, 333-06503, 033-65061

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-257026

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-255897

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-225996

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-205187

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-182862

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-144197

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-144196

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-141508

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-126576

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-126571

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-115639

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-115638

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-112514

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-107778

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-105059

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-104533

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-104532

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-96663

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-74890

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-62604

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-61822

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-55068

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-31294

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-90323

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-06511

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-06507

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-06505

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-06503

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 033-65061

UNDER THE SECURITIES ACT OF 1933

ZIX CORPORATION

(Exact Name of Registrant as specified in its charter)

TEXAS	75-2216818
(Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2711 North Haskell Avenue

Suite 2300, LB 36

Dallas, Texas 75204

(214) 370-2000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Zix Corporation 2021 Omnibus Incentive Plan

2011 Equity Award Plan

2020 Inducement Equity Awards Authorized by Zix Corporation’s Board of Directors

Zix Corporation 2018 Omnibus Incentive Plan

Zix Corporation Amended and Restated 2012 Incentive Plan

Zix Corporation 2006 Directors’ Stock Option Plan

Zix Corporation 2004 Stock Option Plan

Zix Corporation 2005 Stock Compensation Plan

Zix Corporation 2004 Directors’ Stock Option Plan

Richard Spurr Employment Agreement and Stock Option Agreement

Zix Corporation 2003 New Employee Stock Option Plan

Zix Corporation 2003 Stock Compensation Plan

Zix Corporation 2001 Stock Option Plan

Zix Corporation 1999 Directors’ Stock Option Plan

ZixIt Corporation Stock Option Agreements

John Ryan 2001 Employment Agreement Plan

John Ryan 2001 Stock Option Agreement Plan

ZixIt Corporation 2001 Stock Option Plan

ZixIt Corporation Stock Option Agreement

ZixIt Corporation 2001 Employee Stock Option Plan

ZixIt Corporation 1995 Long-Term Incentive Plan

AMTC Corporation Stock Option Agreement

ZixIt Corporation 1999 Directors’ Stock Option Plan

Amtech Corporation 1996 Employee Stock Purchase Plan

Amtech Corporation 1995 Long-Term Incentive Plan

Amtech Corporation 401(k) Plan

Amtech Corporation 1996 Directors’ Stock Option Plan

Gordon A. Davies

Secretary

Carbonite, Inc.

c/o Open Text Corporation

275 Frank Tompa Drive

Waterloo, Ontario, Canada N2L 0A1

(519) 888-7111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Deregistration of Securities

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Zix Corporation (the “Company”):

File No. 333-257026, filed with the Securities Exchange Commission (the “Commission”) on June 11, 2021, pertaining to the registration of 5,650,000 shares of common stock, $.01 par value per share of the Company (“Common Stock”) issuable under the Zix Corporation 2021 Omnibus Incentive Plan.

File No. 333-255897, filed with the Commission on May 7, 2021, pertaining to the registration of 635,500 shares of Common Stock, $.01 par value per share of the Company issuable under the 2020 inducement equity awards.

File No. 333-225996, filed with the Commission on June 29, 2018, pertaining to the registration of 6,000,000 shares of Common Stock, $.01 par value per share of the Company issuable under the Zix Corporation 2018 Omnibus Incentive Plan.

File No. 333-205187, filed with the Commission on June 24, 2015, pertaining to the registration of 3,600,000 shares of common stock, $.01 par value per share of the Company issuable under the Zix Corporation Amended and Restated 2012 Incentive Plan.

File No. 333-182862, filed with the Commission on July 26, 2012, pertaining to the registration of 4,027,000 shares of common stock, $.01 par value per share of the Company issuable under the Zix Corporation 2012 Incentive Plan.

File No. 333-144197, filed with the Commission on June 29, 2007, pertaining to the registration of 350,000 shares of Common Stock, $.01 par value per share of the Company issuable under the Zix Corporation 2006 Directors’ Stock Option Plan.

File No. 333-144196, filed with the Commission on June 29, 2007, pertaining to the registration of 1,800,000 shares of Common Stock, $.01 par value per share of the Company issuable under the Zix Corporation 2004 Stock Option Plan.

File No. 333-141508, filed with the Commission on March 22, 2007, pertaining to the registration of 500,000 shares of Common Stock, $.01 par value per share of the Company issuable under the Zix Corporation 2005 Stock Compensation Plan and 750,000 shares of Common Stock, $.01 par value per share of the Company issuable under the Zix Corporation 2006 Directors’ Stock Option Plan.

File No. 333-126576, filed with the Commission on July 13, 2005, pertaining to the registration of 1,200,000 shares of Common Stock, $.01 par value per share of the Company issuable under the Zix Corporation 2004 Stock Option Plan.

File No. 333-126571, filed with the Commission on July 13, 2005, pertaining to the registration of 500,000 shares of Common Stock, $.01 par value per share of the Company issuable under the Zix Corporation 2005 Stock Compensation Plan.

File No. 333-115639, filed with the Commission on May 19, 2004, pertaining to the registration of 2,000,000 shares of Common Stock, $.01 par value per share of the Company issuable under the Zix Corporation 2004 Stock Option Plan and 300,000 shares of Common Stock, $.01 par value per share of the Company issuable under the Zix Corporation 2004 Directors’ Stock Option Plan.

File No. 333-115638, filed with the Commission on May 19, 2004, pertaining to the registration of 653,823 shares of Common Stock, $.01 par value per share of the Company issuable under the Employment Agreement between the Company and Richard D. Spurr.

File No. 333-112514, filed with the Commission on February 5, 2004, pertaining to the registration of 500,000 shares of Common Stock, $.01 par value per share of the Company issuable under the Zix Corporation 2003 New Employee Stock Option Plan.

File No. 333-107778, filed with the Commission on August 8, 2003, pertaining to the registration of 600,000 shares of Common Stock, $.01 par value per share of the Company issuable under the Zix Corporation 2003 Stock Compensation Plan.

File No. 333-105059, filed with the Commission on May 7, 2003, pertaining to the registration of 1,025,000 shares of Common Stock, $.01 par value per share of the Company issuable under the Zix Corporation 2001 Stock Option Plan.

File No. 333-104533, filed with the Commission on April 15, 2003, pertaining to the registration of 650,000 shares of Common Stock, $.01 par value per share of the Company issuable under the Zix Corporation 2001 Stock Option Plan.

File No. 333-104532, filed with the Commission on April 15, 2003, pertaining to the registration of 225,000 shares of Common Stock, $.01 par value per share of the Company issuable under the Zix Corporation 1999 Directors’ Stock Option Plan.

File No. 333- 96663, filed with the Commission on July 18, 2002, pertaining to the registration of 125,000, 100,000, 125,000, and 100,000 shares of Common Stock, $.01 par value per share of the Company issuable respectively, to Dennis Heathcote, Wael Mohamed, David Robertson, and Dan Nutkis, under stock option agreements.

File No. 333-74890, filed with the Commission on December 11, 2001, pertaining to the registration of 152,672 shares of Common Stock, $.01 par value per share of the Company issuable under the John Ryan 2001 Employment Agreement Plan and 1,000,000 shares of Common Stock issuable under the John Ryan 2001 Stock Option Agreement Plan.

File No. 333-62604, filed with the Commission on June 8, 2001, pertaining to the registration of 850,000 shares of Common Stock, $.01 par value per share of the Company issuable under the ZixIt Corporation 2001 Stock Option Plan.

File No. 333-61822, filed with the Commission on May 29, 2001, pertaining to the registration of 200,000 shares of Common Stock, $.01 par value per share of the Company issuable to Steve Gersten under a stock option agreement and 300,000 shares of Common Stock issuable under the ZixIt Corporation 2001 Employee Stock Option Plan.

File No. 333-55068, filed with the Commission on February 6, 2001, pertaining to the registration of 825,000 shares of Common Stock, $.01 par value per share of the Company issuable under the ZixIt Corporation 1995 Long-Term Incentive Plan.

File No. 333-31294, filed with the Commission on February 29, 2000, pertaining to the registration of 4,000,000 shares of Common Stock, $.01 par value per share of the Company issuable under the AMTC Corporation Stock Option Agreement.

File No. 333-90323, filed with the Commission on November 4, 1999, pertaining to the registration of 750,000 shares of Common Stock, $.01 par value per share of the Company issuable under the ZixIt Corporation 1999 Directors’ Stock Option Plan.

File No. 333-06511, filed with the Commission on June 21, 1996, pertaining to the registration of 300,000 shares of Common Stock, $.01 par value per share of the Company issuable under the Amtech Corporation 1996 Employee Stock Purchase Plan.

File No. 333-06507, filed with the Commission on June 21, 1996, pertaining to the registration of 500,000 shares of Common Stock, $.01 par value per share of the Company issuable under the Amtech Corporation 1995 Long-Term Incentive Plan.

File No. 333-06505, filed with the Commission on June 21, 1996, pertaining to the registration of 300,000 shares of Common Stock, $.01 par value per share of the Company issuable under the Amtech Corporation 401(k) Plan.

File No. 333-06503, filed with the Commission on June 21, 1996, pertaining to the registration of 225,000 shares of Common Stock, $.01 par value per share of the Company issuable under the Amtech Corporation 1996 Directors’ Stock Option Plan.

File No. 033-65061, filed with the Commission on December 15, 1995, pertaining to the registration of 500,000 shares of Common Stock, $.01 par value per share of the Company issuable under the Amtech Corporation 1995 Long-Term Incentive Plan.

On November 7, 2021, the Company, Open Text Corporation, a corporation incorporated under the federal laws of Canada (“OpenText”), and Zeta Merger Sub Inc., a Texas corporation and a wholly owned subsidiary of OpenText (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Agreement”). The Agreement contemplated that Merger Sub would be merged with and into the Company (the “Merger”) and that the Company would survive the Merger as a wholly owned subsidiary of OpenText. The Merger became effective on December 23, 2021 (the “Effective Date”) as a result of filing a Certificate of Merger with the Secretary of State of the State of Texas.

At the Effective Date, each share of common stock of the Company issued and outstanding immediately prior to the Merger (other than each share (i) owned by OpenText or the Company or held by a wholly owned subsidiary of OpenText (including Merger Sub) or the Company, which will be cancelled and cease to exist without any payment being made with respect to such share or (ii) owned by the Company’s stockholders who are entitled to and who properly exercised appraisal rights Subchapter H, Chapter 10 of the Texas Business Organizations Code with respect to such share) was converted into the right to receive $8.50 in cash, without interest, and net of applicable withholding of taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post–effective amendment any securities registered under the Registration Statements which remain unsold at the termination of the offering, the Company hereby removes from registration any securities registered under the Registration Statements which remained unsold as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on December 23, 2021.

ZIX CORPORATION

By:	/s/ Gordon A. Davies
Name: Gordon A. Davies
Title: Secretary

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Madhu Ranganathan	Director, President and Treasurer	December 23, 2021
Madhu Ranganathan

/s/ Gordon A. Davies	Director and Secretary	December 23, 2021
Gordon A. Davies

[Signature Page to the Post-Effective Amendments to Form S-8]